Accenture Reports Fourth-Quarter and Full-Year Fiscal 2013 Results,
With Record Annual Revenues, EPS, Operating Margin and New Bookings

— Fourth-quarter revenues increase 4% in both U.S. dollars and local currency, to $7.1 billion; quarterly EPS are $1.01; free cash flow is $1.2 billion —

— For full year, revenues increase 3% in U.S. dollars and 4% in local currency, to $28.6 billion; EPS of $4.93 include $0.72 in benefits from reductions in reorganization liabilities and final determinations of prior-year tax liabilities; excluding these benefits, full-year EPS are $4.21, a 10% increase; and free cash flow is $2.9 billion —

— New bookings are $8.4 billion for fourth quarter and $33.3 billion for full year —

— Company increases semi-annual cash dividend 15%, to $0.93 per share; Board of Directors approves $5 billion of additional share repurchase authority —

— For fiscal year 2014, Accenture expects net revenue growth of 2% to 6% in local currency and EPS of $4.42 to $4.54 —

NEW YORK; Sept. 26, 2013 — Accenture (NYSE: ACN) reported financial results for the fourth quarter and full 2013 fiscal year, ended Aug. 31, 2013, with record annual revenues, earnings per share, operating margin and new bookings.

For the fourth quarter, net revenues were $7.1 billion, an increase of 4 percent in both U.S. dollars and local currency compared with the fourth quarter of fiscal 2012, and above the company’s guided range of $6.7 billion to $7.0 billion.  Diluted earnings per share were $1.01. Operating margin was 13.9 percent.  Operating cash flow was $1.3 billion and free cash flow was $1.2 billion. New bookings were $8.4 billion.

For the full fiscal year, net revenues were $28.6 billion, an increase of 3 percent in U.S. dollars and 4 percent in local currency compared with fiscal 2012. Diluted earnings per share were $4.93, including benefits of $274 million, or $0.38 per share, from reductions in reorganization liabilities in the second and third quarters, and $243 million, or $0.34 per share, from final determinations of prior-year tax liabilities in the second quarter. Excluding these benefits, diluted earnings per share for the year were $4.21, an increase of 10 percent from fiscal 2012. Operating margin was 15.2 percent, including a benefit of 100 basis points from the reductions in reorganization liabilities; excluding the benefit, operating margin was 14.2 percent.  Operating cash flow was $3.3 billion and free cash flow was $2.9 billion. New bookings were $33.3 billion, an annual record.

In addition, Accenture’s Board of Directors has declared a semi-annual cash dividend of $0.93 per share, an increase of $0.12 per share, or 15 percent, over its previous semi-annual dividend, declared in March. The Board also approved $5 billion in additional share repurchase authority.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We are pleased with our financial results for the fourth quarter and full-year fiscal 2013.  Quarterly revenues were above our guided range, and we are particularly pleased with double-digit revenue growth in our Health & Public Service operating group, as well as improved performance in both Resources and Communications, Media & Technology.  For the full fiscal year we once again increased market share, delivered record new bookings, achieved double-digit EPS growth, expanded operating margin and generated strong free cash flow.  These results demonstrate our continued ability to manage our business with discipline while driving a strong return to our shareholders in a volatile and fast-changing market environment.

“Going forward, we remain focused on investing to further differentiate our industry, technology and business process capabilities, particularly in digital marketing, mobility, analytics and cloud.  We are confident that by capturing new growth opportunities and further enhancing our competitiveness, we will continue to deliver value for our clients and shareholders.”

Financial Review

Fourth Quarter Fiscal 2013

Revenues before reimbursements (“net revenues”) for the fourth quarter of fiscal 2013 were $7.09 billion, compared with $6.84 billion for the fourth quarter of fiscal 2012, an increase of approximately 4 percent in both U.S. dollars and local currency and above the company’s guided range of $6.7 billion to $7.0 billion. The foreign-exchange impact for the quarter was approximately negative 1 percent, consistent with the assumption provided in the company’s third-quarter earnings release.

▪	Consulting net revenues were $3.8 billion, an increase of 2 percent in U.S. dollars and 3 percent in local currency compared with the fourth quarter of fiscal 2012.

▪	Outsourcing net revenues were $3.3 billion, an increase of 6 percent in U.S. dollars and 7 percent in local currency compared with the fourth quarter of fiscal 2012.

Diluted EPS for the fourth quarter were $1.01, compared with $0.88 for the fourth quarter last year. The $0.13 increase in EPS reflects:

▪	$0.02 from higher revenue and operating results;

▪	$0.02 from a lower share count; and

▪	$0.11 from a lower effective tax rate;

partially offset by

▪	$0.02 from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the fourth quarter was 33.2 percent, compared with 32.9 percent for the fourth quarter of fiscal 2012. Selling, general and administrative (SG&A) expenses for the fourth quarter were $1.37 billion, or 19.3 percent of net revenues, compared with $1.31 billion, or approximately 19.2 percent of net revenues, for the fourth quarter of fiscal 2012.

Operating income for the fourth quarter of fiscal 2013 was $984 million, or 13.9 percent of net revenues, compared with $940 million, or 13.8 percent of net revenues, for the fourth quarter of fiscal 2012.

The company’s effective tax rate for the fourth quarter was 24.6 percent, compared with 32.8 percent for the fourth quarter of fiscal 2012. The lower rate in the fourth quarter of fiscal 2013 was primarily due to a lower level of reserve additions and higher benefits related to final determinations of prior-year tax liabilities.

Net income for the fourth quarter was $727 million, compared with $636 million for the same period of fiscal 2012, an increase of 14 percent, primarily due to the lower tax rate compared with the fourth quarter of fiscal 2012.

Operating cash flow for the fourth quarter was $1.28 billion, and property and equipment additions were $102 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.17 billion. For the same period of fiscal 2012, operating cash flow was $1.71 billion, property and equipment additions were $115 million, and free cash flow was $1.59 billion.

Days services outstanding, or DSOs, were 31 days at Aug. 31, 2013, compared with 27 days at Aug. 31, 2012.

Accenture’s total cash balance at Aug. 31, 2013 was $5.6 billion, compared with $6.6 billion at Aug. 31, 2012.

Utilization for the fourth quarter of fiscal 2013 was 88 percent, compared with 88 percent for the third quarter of fiscal 2013 and 87 percent for the fourth quarter of fiscal 2012. Attrition for the fourth quarter of fiscal 2013 was 12 percent, compared with 12 percent for both the third quarter of fiscal 2013 and the fourth quarter of fiscal 2012.

New Bookings

New bookings for the fourth quarter were $8.4 billion and reflect zero foreign-exchange impact compared with new bookings in the fourth quarter of fiscal 2012.

▪	Consulting new bookings were $3.8 billion, or 46 percent of total new bookings.

▪	Outsourcing new bookings were $4.6 billion, or 54 percent of total new bookings.

Net Revenues by Operating Group
Net revenues by operating group for the fourth quarter were as follows:

▪	Communications, Media & Technology: $1.39 billion, compared with $1.38 billion for the fourth quarter of fiscal 2012, flat in U.S. dollars and an increase of 2 percent in local currency.

▪	Financial Services: $1.52 billion, compared with $1.48 billion for the fourth quarter of fiscal 2012, an increase of 3 percent in both U.S. dollars and local currency.

▪	Health & Public Service: $1.18 billion, compared with $1.06 billion for the fourth quarter of fiscal 2012, an increase of 12 percent in U.S. dollars and 13 percent in local currency.

▪	Products: $1.70 billion, compared with $1.61 billion for the fourth quarter of fiscal 2012, an increase of 6 percent in both U.S. dollars and local currency.

▪	Resources: $1.29 billion, compared with $1.30 billion for the fourth quarter of fiscal 2012, a decrease of 1 percent in U.S. dollars and flat in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the fourth quarter were as follows:

▪	Americas: $3.46 billion, compared with $3.19 billion for the fourth quarter of fiscal 2012, an increase of 8 percent in U.S. dollars and 9 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2.64 billion, compared with $2.58 billion for the fourth quarter of fiscal 2012, an increase of 2 percent in U.S. dollars and flat in local currency.

▪	Asia Pacific: $982 million, compared with $1.06 billion for the fourth quarter of fiscal 2012, a decrease of 7 percent in U.S. dollars and an increase of 1 percent in local currency.

Full Year Fiscal 2013

Net revenues for the full 2013 fiscal year were $28.6 billion, compared with $27.9 billion for fiscal 2012, an increase of 3 percent in U.S. dollars and 4 percent in local currency. Net revenues for fiscal 2013 reflect a foreign-exchange impact of negative 1.7 percent compared with fiscal 2012.

▪	Consulting net revenues were $15.4 billion, a decrease of 1 percent in U.S. dollars and an increase of 1 percent in local currency compared with fiscal 2012.

▪	Outsourcing net revenues were $13.2 billion, an increase of 7 percent in U.S. dollars and 9 percent in local currency compared with fiscal 2012.

Diluted EPS for the full 2013 fiscal year were $4.93, compared with $3.84 for fiscal 2012, an increase of $1.09.  The reorganization benefits and the final determinations of prior-year U.S. federal tax liabilities had a positive $0.72 impact on EPS in fiscal 2013. Excluding these benefits, EPS for the year were $4.21, an increase of $0.37 from fiscal 2012.

The $1.09 increase in GAAP diluted EPS reflects:

▪	$0.19 from higher revenue and operating results;

▪	$0.08 from a lower share count;

▪	$0.13 from a lower effective tax rate excluding the impact of final determinations of prior-year U.S. federal tax liabilities and reductions in reorganization liabilities;

▪	$0.38 from reductions in reorganization liabilities; and

▪	$0.34 from final determinations of prior-year U.S. federal tax liabilities;

partially offset by

▪	$0.03 from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for fiscal 2013 was 32.9 percent, compared with 32.3 percent for fiscal 2012. Selling, general and administrative (SG&A) expenses for the full fiscal year were $5.32 billion, or 18.6 percent of net revenues, compared with $5.11 billion, or 18.4 percent of net revenues, for fiscal 2012.

Operating income for the full fiscal year was $4.34 billion, or 15.2 percent of net revenues, compared with $3.87 billion, or 13.9 percent of net revenues, for fiscal 2012. Excluding the $274 million in reorganization benefits, operating income for fiscal 2013 was $4.07 billion, or 14.2 percent of net revenues, a 30-basis-point expansion from fiscal 2012.

Accenture’s annual effective tax rate for fiscal 2013 was 18.1 percent. The tax rate for fiscal 2013 was impacted by the reorganization benefits, which increased income before income taxes without any increase in income tax expense, and by the final determinations of prior-year U.S. federal tax liabilities. Excluding these benefits, our annual effective tax rate was 25.3 percent for fiscal 2013, compared with 27.6 percent for fiscal 2012.

Net income for the full fiscal year was $3.55 billion, compared with $2.82 billion for fiscal 2012, and includes the benefits of $274 million from reductions in reorganization liabilities and $243 million from final determinations of prior-year U.S. federal tax liabilities.

For the full 2013 fiscal year, operating cash flow was $3.30 billion and property and equipment additions were $370 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $2.93 billion. Operating cash flow and free cash flow for fiscal 2013 include a discretionary cash contribution of $500 million the company made in the first quarter to its U.S. defined benefit pension plan, which had a net impact, after tax, of $350 million. For the prior fiscal year, ended Aug. 31, 2012, operating cash flow was $4.26 billion, property and equipment additions were $372 million, and free cash flow was $3.88 billion.

Utilization for the full 2013 fiscal year was 88 percent, compared with 87 percent for fiscal 2012. Attrition for the full 2013 fiscal year was 12 percent, compared with 12 percent for fiscal 2012.

New Bookings

New bookings for the full fiscal year were $33.3 billion, an increase of 3 percent in U.S. dollars and 5 percent in local currency over fiscal 2012.

▪
Consulting new bookings were $16.3 billion, a decrease of 2 percent in U.S. dollars and 1 percent in local currency compared with fiscal 2012. Consulting represented 49 percent of new bookings in fiscal 2013.

▪
Outsourcing new bookings were $17.0 billion, an increase of 9 percent in U.S. dollars and 10 percent in local currency compared with fiscal 2012. Outsourcing represented 51 percent of new bookings in fiscal 2013.

Net Revenues by Operating Group

Net revenues by operating group for the full fiscal year were as follows:

▪	Communications, Media & Technology: $5.69 billion, compared with $5.91 billion for fiscal 2012, a decrease of 4 percent in U.S. dollars and 2 percent in local currency.

▪	Financial Services: $6.17 billion, compared with $5.84 billion for fiscal 2012, an increase of 6 percent in U.S. dollars and 7 percent in local currency.

▪	Health & Public Service: $4.74 billion, compared with $4.26 billion for fiscal 2012, an increase of 11 percent in U.S. dollars and 12 percent in local currency.

▪	Products: $6.81 billion, compared with $6.56 billion for fiscal 2012, an increase of 4 percent in U.S. dollars and 5 percent in local currency.

▪	Resources: $5.14 billion, compared with $5.28 billion for fiscal 2012, a decrease of 2 percent in U.S. dollars and 1 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the full fiscal year were as follows:

▪	Americas: $13.52 billion, compared with $12.52 billion for fiscal 2012, an increase of 8 percent in U.S. dollars and 9 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $11.05 billion, compared with $11.30 billion for fiscal 2012, a decrease of 2 percent in U.S. dollars and flat in local currency.

▪	Asia Pacific: $4.00 billion, compared with $4.04 billion for fiscal 2012, a decrease of 1 percent in U.S. dollars and an increase of 3 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases. In fiscal 2013, the company returned $3.7 billion to shareholders, including $1.12 billion in cash dividends and $2.54 billion in share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of $0.93 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on Oct. 11, 2013, and Accenture SCA will declare a semi-annual cash dividend of $0.93 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 8, 2013. Both dividends are payable on Nov. 15, 2013. This represents an increase of $0.12 per share, or 15 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the fourth quarter of fiscal 2013, Accenture repurchased or redeemed 14.5 million shares, including 13.3 million shares repurchased in the open market, for a total of $1.10 billion. During the full fiscal year 2013, Accenture repurchased or redeemed 34.4 million shares, including 26.5 million shares repurchased in the open market, for a total of $2.54 billion. The Accenture Board of Directors has approved $5 billion in additional share repurchase authority, bringing Accenture’s total outstanding authority to approximately $7 billion.

At Aug. 31, 2013, Accenture had approximately 678 million total shares outstanding, including 636 million Accenture plc Class A ordinary shares and minority holdings of 42 million shares (Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

First Quarter Fiscal 2014

Accenture expects net revenues for the first quarter of fiscal 2014 to be in the range of $7.0 billion to $7.3 billion, which assumes a foreign-exchange impact of negative 2 percent compared with the first quarter of fiscal 2013.

Fiscal Year 2014

Accenture’s business outlook for the full 2014 fiscal year assumes a foreign-exchange impact of negative 1 percent compared with fiscal 2013.

For fiscal 2014, the company expects net revenue growth to be in the range of 2 percent to 6 percent in local currency. The company expects diluted EPS to be in the range of $4.42 to $4.54.

Accenture expects operating margin for the full fiscal year to be in the range of 14.3 percent to 14.5 percent, an expansion of 10 to 30 basis points from the adjusted operating margin of 14.2 percent for fiscal 2013.

For fiscal 2014, the company expects operating cash flow to be in the range of $3.6 billion to $3.9 billion; property and equipment additions to be $400 million; and free cash flow to be in the range of $3.2 billion to $3.5 billion.

The company expects its annual effective tax rate to be in the range of 26.5 percent to 27.5 percent.

Accenture is targeting new bookings for fiscal 2014 in the range of $32 billion to $35 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year fiscal 2013 financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, Sept. 26, and continuing until Thursday, Dec. 19, 2013. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, Dec. 19. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 302059 from 7:00 p.m. EDT today, Thursday, Sept. 26, through Thursday, Dec. 19.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 275,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company’s pricing estimates do not accurately anticipate the cost, risk and complexity of the company performing its work or third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be unprofitable; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company’s business could be materially adversely affected if the company incurs legal liability in connection with providing its services and solutions; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; outsourcing services and the continued expansion of the company’s other services and solutions into new areas subject the company to different operational risks than its consulting and systems integration services; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; the company might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; changes in the company’s level of taxes, and audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
	2013	% of Net Revenues	2012	% of Net Revenues	2013	% of Net Revenues	2012	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$7,086,667	100%	$6,835,893	100%	$28,562,810	100%	$27,862,330	100%
Reimbursements	438,327		452,366		1,831,475		1,915,655
Revenues	7,524,994		7,288,259		30,394,285		29,777,985
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,737,067	66.8%	4,587,003	67.1%	19,178,635	67.1%	18,874,629	67.7%
Reimbursable expenses	438,327		452,366		1,831,475		1,915,655
Cost of services	5,175,394		5,039,369		21,010,110		20,790,284
Sales and marketing	893,001	12.6%	839,187	12.3%	3,481,891	12.2%	3,303,478	11.9%
General and administrative costs	472,612	6.7%	468,920	0.69%	1,835,646	6.4%	1,810,984	6.5%
Reorganization costs (benefits), net	484	0.0%	433	0.0%	(272,042)	(1.0)%	1,691	0.0%
Total operating expenses	6,541,491		6,347,909		26,055,605		25,906,437
OPERATING INCOME	983,503	13.9%	940,350	13.8%	4,338,680	15.2%	3,871,548	13.9%
Interest income	7,016		11,488		32,893		42,550
Interest expense	(2,257)		(3,186)		(14,035)		(15,061)
Other (expense) income, net	(23,358)		(2,498)		(18,244)		5,137
INCOME BEFORE INCOME TAXES	964,904	13.6%	946,154	13.8%	4,339,294	15.2%	3,904,174	14.0%
Provision for income taxes	237,577		309,999		784,775		1,079,241
NET INCOME	727,327	10.3%	636,155	9.3%	3,554,519	12.4%	2,824,933	10.1%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(43,903)		(51,773)		(234,398)		(237,520)
Net income attributable to noncontrolling interests – other (1)	(12,424)		(6,100)		(38,243)		(33,903)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$671,000	9.5%	$578,282	8.5%	$3,281,878	11.5%	$2,553,510	9.2%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$671,000		$578,282		$3,281,878		$2,553,510
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	43,903		51,773		234,398		237,520
Net income for diluted earnings per share calculation	$714,903		$630,055		$3,516,276		$2,791,030
EARNINGS PER SHARE:
-Basic	$1.04		$0.91		$5.08		$3.97
-Diluted (3)	$1.01		$0.88		$4.93		$3.84
WEIGHTED AVERAGE SHARES:
-Basic	642,359,475		636,064,228		645,536,995		643,132,601
-Diluted (3)	706,256,084		718,489,744		712,763,616		727,011,059
Cash dividends per share	$—		$—		$1.62		$1.35
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.

(3)
Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2012 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the fiscal 2013 payment of cash dividends.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent Increase Local Currency
			Percent Increase (Decrease) U.S. dollars
	Three Months Ended August 31,
	2013	2012
OPERATING GROUPS
Communications, Media & Technology	$1,390,440	$1,384,757	—%	2%
Financial Services	1,519,377	1,479,845	3	3
Health & Public Service	1,181,005	1,057,097	12	13
Products	1,702,757	1,607,002	6	6
Resources	1,290,513	1,303,087	(1)	—
Other	2,575	4,105	n/m	n/m
TOTAL Net Revenues	7,086,667	6,835,893	4%	4%
Reimbursements	438,327	452,366	(3)
TOTAL REVENUES	$7,524,994	$7,288,259	3%
GEOGRAPHY
Americas	$3,461,315	$3,193,198	8%	9%
EMEA	2,643,754	2,582,960	2	—
Asia Pacific	981,598	1,059,735	(7)	1
TOTAL Net Revenues	$7,086,667	$6,835,893	4%	4%
TYPE OF WORK
Consulting	$3,803,162	$3,738,245	2%	3%
Outsourcing	3,283,505	3,097,648	6	7
TOTAL Net Revenues	$7,086,667	$6,835,893	4%	4%

				Percent Increase (Decrease) Local Currency
			Percent Increase (Decrease) U.S. dollars
	Year Ended August 31,
	2013	2012
OPERATING GROUPS
Communications, Media & Technology	$5,686,370	$5,906,724	(4)%	(2)%
Financial Services	6,165,663	5,842,776	6	7
Health & Public Service	4,739,483	4,255,631	11	12
Products	6,806,615	6,562,974	4	5
Resources	5,143,073	5,275,001	(2)	(1)
Other	21,606	19,224	n/m	n/m
TOTAL Net Revenues	28,562,810	27,862,330	3%	4%
Reimbursements	1,831,475	1,915,655	(4)
TOTAL REVENUES	$30,394,285	$29,777,985	2%
GEOGRAPHY
Americas	$13,518,623	$12,522,673	8%	9%
EMEA	11,047,417	11,296,207	(2)	—
Asia Pacific	3,996,770	4,043,450	(1)	3
TOTAL Net Revenues	$28,562,810	$27,862,330	3%	4%
TYPE OF WORK
Consulting	$15,383,485	$15,562,321	(1)%	1%
Outsourcing	13,179,325	12,300,009	7	9
TOTAL Net Revenues	$28,562,810	$27,862,330	3%	4%
_______________
n/m = not meaningful

ACCENTURE PLC
For the Three Months and Year Ended August 31, 2013 and 2012
(In thousands of U.S. dollars)
(Unaudited)

OPERATING INCOME BY OPERATING GROUP

	Operating Income as Reported (GAAP)
	Three Months Ended August 31,
	2013		2012
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$163,392	12%	$180,930	13%	$(17,538)
Financial Services	241,799	16	235,613	16	6,186
Health & Public Service	95,216	8	48,032	5	47,184
Products	221,471	13	219,270	14	2,201
Resources	261,625	20	256,505	20	5,120
Total	$983,503	13.9%	$940,350	13.8%	$43,153

	Operating Income as Reported (GAAP)
	Year Ended August 31,
	2013		2012
	Operating Income	Operating Margin	Operating Income	Operating Margin
Communications, Media & Technology	$785,543	14%	$845,411	14%
Financial Services	1,002,785	16	809,633	14
Health & Public Service	594,417	13	376,125	9
Products	985,375	14	863,860	13
Resources	970,560	19	976,519	19
Total	$4,338,680	15.2%	$3,871,548	13.9%

	Year Ended August 31,
	2013				2012
		Operating Income and Operating Margin Excluding Reorganization Benefits (Non-GAAP)			Operating Income and Operating Margin as Reported (GAAP)

	Operating Income (GAAP)	Reorganization Benefits (1)	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$785,543	$52,854	$732,689	13%	$845,411	14%	$(112,722)
Financial Services	1,002,785	58,808	943,977	15	809,633	14	134,344
Health & Public Service	594,417	48,202	546,215	12	376,125	9	170,090
Products	985,375	64,686	920,689	14	863,860	13	56,829
Resources	970,560	49,395	921,165	18	976,519	19	(55,354)
Total	$4,338,680	$273,945	$4,064,735	14.2%	$3,871,548	13.9%	$193,187

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE, AS REPORTED (GAAP), TO NET INCOME AND DILUTED EARNINGS PER SHARE, AS ADJUSTED (NON-GAAP)

	Year Ended August 31,
	2013		2012
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported (GAAP)	$3,554,519	$4.93	$2,824,933	$3.84
Less impact of reorganization benefits (1)(2)	(273,945)	(0.38)	—	—
Less benefit from final determinations of U.S. federal tax liabilities	(242,938)	(0.34)	—	—
As adjusted (Non-GAAP)	$3,037,636	$4.21	$2,824,933	$3.84
________

(1)	Represents reorganization benefits related to final determinations of certain reorganization liabilities established in connection with our transition to a corporate structure during 2001.

(2)	Reorganization benefits had the effect of increasing income before income taxes without any increase in income tax expense.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	August 31, 2013	August 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,631,885	$6,640,526
Short-term investments	2,525	2,261
Receivables from clients, net	3,333,126	3,080,877
Unbilled services, net	1,513,448	1,399,834
Other current assets	1,363,194	1,464,433
Total current assets	11,844,178	12,587,931
NON-CURRENT ASSETS:
Unbilled services, net	18,447	12,151
Investments	43,631	28,180
Property and equipment, net	779,675	779,494
Other non-current assets	4,181,118	3,257,659
Total non-current assets	5,022,871	4,077,484
TOTAL ASSETS	$16,867,049	$16,665,415
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$—	$11
Accounts payable	961,851	903,847
Deferred revenues	2,230,615	2,275,052
Accrued payroll and related benefits	3,460,393	3,428,838
Other accrued liabilities	1,508,131	1,501,457
Total current liabilities	8,160,990	8,109,205
NON-CURRENT LIABILITIES:
Long-term debt	25,600	22
Other non-current liabilities	3,252,630	3,931,760
Total non-current liabilities	3,278,230	3,931,782
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	4,960,186	4,145,833
NONCONTROLLING INTERESTS	467,643	478,595
TOTAL SHAREHOLDERS’ EQUITY	5,427,829	4,624,428
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,867,049	$16,665,415

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$727,327	$636,155	$3,554,519	$2,824,933
Depreciation, amortization and asset impairments	153,707	178,909	593,028	593,545
Reorganization costs (benefits), net	484	433	(272,042)	1,691
Share-based compensation expense	142,561	125,697	615,878	538,086
Change in assets and liabilities/other, net	251,431	766,997	(1,188,255)	298,597
Net cash provided by operating activities	1,275,510	1,708,191	3,303,128	4,256,852
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(102,229)	(115,258)	(369,593)	(371,974)
Purchases of businesses and investments, net of cash acquired	(434,843)	(699)	(803,988)	(174,383)
Other investing, net	4,486	3,342	17,366	10,972
Net cash used in investing activities	(532,586)	(112,615)	(1,156,215)	(535,385)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	57,718	56,722	515,812	454,387
Purchases of shares	(1,096,814)	(695,741)	(2,544,352)	(2,098,841)
Cash dividends paid	—	—	(1,121,738)	(950,857)
Other financing, net	15,460	(3,965)	84,649	36,456
Net cash used in financing activities	(1,023,636)	(642,984)	(3,065,629)	(2,558,855)
Effect of exchange rate changes on cash and cash equivalents	(25,488)	59,275	(89,925)	(223,164)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(306,200)	1,011,867	(1,008,641)	939,448
CASH AND CASH EQUIVALENTS, beginning of period	5,938,085	5,628,659	6,640,526	5,701,078
CASH AND CASH EQUIVALENTS, end of period	$5,631,885	$6,640,526	$5,631,885	$6,640,526